Exhibit 99.1

[LETTERHEAD OF QATALYST PARTNERS LP]

July 13, 2016

Consent of Qatalyst Partners LP

We hereby consent to the use in the prospectus/offer to exchange that forms a part of the Registration Statement on Form S-4 of Cavium, Inc. of our opinion dated June 15, 2016 appearing as Annex B to such prospectus/offer to exchange, and to the description of such opinion and to the references to our name contained therein under the headings “The Offer and the Merger – Background of the Offer and the Merger”; “The Offer and the Merger – QLogic’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of QLogic”; “The Offer and the Merger – Opinion of QLogic’s Financial Advisor – Opinion of Qatalyst Partners LP”; and “The Offer and the Merger – Certain Unaudited Prospective Financial Information of QLogic”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Qatalyst Partners LP

Qatalyst Partners LP